      As filed with the Securities and Exchange Commission on May 17, 2001
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              THORATEC CORPORATION
             (Exact Name of Registrant as specified in its Charter)

             CALIFORNIA                                       94-2340464
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)

       6035 STONERIDGE DRIVE, PLEASANTON, CALIFORNIA 94588 (925) 847-8600 (Address, including zip code, and telephone number, including area code, of Thoratec Laboratories Corporation's principal executive offices)

                               D. KEITH GROSSMAN
       6035 STONERIDGE DRIVE, PLEASANTON, CALIFORNIA 94588 (925) 847-8600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   COPIES TO:

                                    KYLE GUSE
                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                              275 MIDDLEFIELD ROAD,
                        MENLO PARK, CALIFORNIA 94025-3506
                            TELEPHONE: (650) 324-6715
                            FACSIMILE: (650) 324-0638

        Approximate date of commencement of proposed sale to the public:
              AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF
                          THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

=================================================================================================
                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
 TITLE OF SECURITIES TO BE      AMOUNT TO BE    OFFERING PRICE   AGGREGATE OFFERING  REGISTRATION
         REGISTERED              REGISTERED        PER SHARE          PRICE(1)           FEE
-------------------------------------------------------------------------------------------------
Common Stock, no par value(2)    4,828,240        $10.135        $ 48,934,213           $12,234
-------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on May 14, 2001, as reported on the Nasdaq National Market.

(2) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                            ------------------------


    WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY 17, 2001


                                   PROSPECTUS

                                4,828,240 SHARES



                              THORATEC CORPORATION


                                  COMMON STOCK
--------------------------------------------------------------------------------

This prospectus may only be used in connection with the resale, from time to time, of up to 4,828,240 shares of common stock, no par value, of Thoratec Corporation by Thermo Electron Corporation.

All of the shares covered by this prospectus were acquired from us by Thermo pursuant to an Agreement and Plan of Merger dated as of October 3, 2000. We will not receive any of the proceeds from the sale of shares being sold by Thermo.

Our common stock is listed on the Nasdaq National Market under the symbol "THOR." On May 16, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $9.91 per share.

    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 5.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Thermo is offering to sell, and is seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

    In this prospectus, "Thoratec," "we," "us" and "our" refer to Thoratec Corporation.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Our Company ............................................................       1
Risk Factors ...........................................................       5
Use of Proceeds ........................................................      12
Dividend Policy ........................................................      12
Selling Shareholder ....................................................      13
Description of Capital Stock ...........................................      14
Plan of Distribution ...................................................      15
Legal Matters ..........................................................      17
Experts ................................................................      17
Where You Can Find More Information ....................................      17


                           FORWARD LOOKING STATEMENTS


    This prospectus, including the documents incorporated by reference, includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

    - our ability to obtain and maintain regulatory approval of our products in the United States and internationally;

    - the other competing therapies that may in the future be available to heart failure patients;

    -   our plans to develop and market new products;

    -   our ability to improve our financial performance; and

    -   effects of the merger with Thermo Cardiosystems.

    Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

    You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    Thoratec, the Thoratec logo, Thoralon, and TLC-II are registered trademarks, and Vectra and Aria are trademarks of Thoratec Corporation.

    HeartMate and HeartPak are registered trademarks of Thoratec Cardiosystems Inc. (formerly Thermo Cardiosystems Inc.) our wholly-owned subsidiary.

    HEMOCHRON, ProTime, Surgicutt, Tenderlett and Tenderfoot are registered trademarks of International Technidyne Corporation, a wholly-owned subsidiary of Nimbus, Inc. Nimbus is a wholly-owned subsidiary of Thoratec Cardiosystems.

                                   OUR COMPANY

GENERAL

    We began our business in March 1976 and are incorporated in the State of California. Our initial public offering of common stock occurred in 1981.

    We develop, manufacture and market proprietary medical devices used for circulatory support, vascular graft, blood coagulation and skin incision applications. We currently market the Thoratec(R) Ventricular Assist System (Thoratec VAD System or the VAD System) and the HeartMate(R) Left Ventricular Assist System (HeartMate LVAS) in the United States and internationally for use as a bridge to heart transplant. Additionally the Thoratec VAD System is marketed for use in the recovery of the heart after open-heart surgery. We have also developed small diameter vascular grafts for use in hemodialysis access and coronary artery bypass surgery. The components of the VAD System and graft products that come into contact with human tissue or blood incorporate Thoralon(R), our proprietary biomaterial. Thoralon is a unique biomaterial that provides strength and flexibility to our products with surface properties designed to minimize patient blood clotting and inflammatory response. The HeartMate products incorporate an exclusive textured surface intended to reduce the incidence of thromboembolic complications and the need for systemic anticoagulation.

    Our VAD System is currently the only device approved by the U.S. Food and Drug Administration (FDA) that can provide left, right or biventricular support for both bridge to heart transplant and for recovery of the heart after open-heart surgery. We are also pursuing additional indications for the VAD System and developing other circulatory support products for patients suffering from heart failure. At March 27, 2001, our VAD System had been used in more than 1,500 patients worldwide ranging in age from six to 77 years and in weight from 37 to 317 pounds (17 to 144 kg).

    Our hemodialysis access graft product, which we call the Vectra, was approved for sale in the United States in December of 2000 and is currently marketed in Japan through Goodman Co., Ltd. and through Guidant Corporation in the United States and the rest of the world. We believe this graft offers significant advantages over currently available prosthetic grafts used in hemodialysis. Unlike current grafts, which require up to several weeks of patient recovery prior to use, the Vectra's self-sealing design allows for patient use as soon as 24 hours after surgical implantation. We are applying the same technological expertise used in the Vectra for use in coronary artery bypass surgery through our development of our Aria CABG (coronary artery bypass graft). This small diameter graft is designed for use by patients who have no or too few suitable blood vessels of their own. Clinical trials are underway in the United States for the Aria.

    On February 14, 2001 we completed a merger with Thermo Cardiosystems Inc., which we call Cardiosystems, a Massachusetts-based manufacturer of cardiac assist, blood coagulation testing, and skin incision devices. As a consequence of the merger, Cardiosystems became our wholly-owned subsidiary, and Thermo Electron, which had previously owned sixty-percent of Cardiosystems, acquired approximately 35% of our outstanding stock on a proforma basis.

    At the time of the merger we changed our name from Thoratec Laboratories Corporation to Thoratec Corporation and Thermo Cardiosystems Inc. was renamed Thoratec Cardiosystems Inc. Cardiosystems was originally incorporated in Massachusetts in 1988.

    As a result of the merger, we are now able to develop, manufacture, and market products in two segments: Left Ventricular Assist Systems (LVAS) also called the HeartMate, and blood coagulation testing, and skin incision products through International Technidyne. The HeartMate LVAS is an implantable heart-assist device that is designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease. Cardiosystems has commercialized two systems for patients requiring cardiac support: an implantable pneumatic LVAS that is powered by an external electrically driven air-pump, and an electric LVAS that is driven by an implanted electric motor and powered by a lightweight battery pack worn by the patient.

    In 1994, the FDA granted approval for the commercial sale of the air-driven LVAS for use as a bridge to transplant. The electric LVAS was granted the same approval by the FDA in September 1998. With these approvals, the air-driven and electric systems became available for sale to cardiac centers throughout the United States. In August 1998, the HeartMate LVAS received Canadian approval, permitting the sale of both the air-driven and electric versions throughout Canada. Cardiosystems' air-driven LVAS received the European Conformity Mark (CE
Mark) in April 1994, and received the same marking for the electric system in August 1995. In late 1995, the FDA approved the protocol for conducting clinical trials of the electric LVAS as an alternative to medical therapy, and in April 1996, the first patient was implanted with an electric LVAS under this trial. The electric LVAS is being used in Europe as both a bridge to transplant and as an alternative to medical therapy and has been used in more than 2,700 patients worldwide.

    In addition, we are developing two advanced HeartMate systems, HeartMate II and HeartMate III, that meet the needs of a wider range of patients, offer extended durability and longevity, and further improve patients' quality of life. HeartMate II is a next-generation LVAS that features a miniature rotary blood pump with axial bearings. Nimbus, Inc. has been involved in artificial heart technology for over 20 years and has carried out research in two primary fields: ventricular assist devices and total artificial hearts. Nimbus was instrumental in developing the basic technology for high-speed rotary blood pumps. Because of their smaller size, rotary blood pumps may potentially be used to provide cardiac support in small adults and in children.

    In 2000, we initiated a clinical trial for HeartMate II, with a team of cardiac surgeons in Israel performing the first human implant. Clinical trials are about to commence in Europe, and data are being collected to support our intended Investigational Device Exemption (IDE) submission to the FDA, which, if approved, would allow us to begin conducting a human clinical trial in the United States. HeartMate III is an advanced heart-assist system featuring a miniature centrifugal pump and state-of-the-art magnetic technology. This system is currently being evaluated under an ongoing animal trial.

    International Technidyne Corporation, is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables, and also manufactures premium-quality, single-use, skin incision devices.

OUR STRATEGY

    Our goal is to be a leading developer and manufacturer of medical devices to the congestive heart failure, cardiac surgery and vascular graft markets. Our key strategies to achieve this goal are:

    Increase Ventricular Assist Device Market Penetration. The Thoratec VAD System is the only ventricular assist device with approvals for both bridge-to-transplant and recovery after open-heart surgery indications and can be used to treat both ventricles for patients of all sizes, and in a less invasive manner than fully implanted systems. The HeartMate LVAS is implantable and is offered both as a pneumatic (air-driven) system and as an electric system driven by an internal electric motor mounted in the blood pump housing. It is approved as a bridge-to-transplant and is undergoing clinical trials in the United States as an alternative to medical therapy. We intend to utilize our existing sales channels throughout the world to continue to gain acceptance and adoption by both transplant and non-transplant open heart centers, and to treat a greater number and variety of patients within our current customer base. In addition, in order to further expand the clinical utility of all VAD products, we intend to pursue:

    - the U.S. launch of the TLC-II Portable VAD Driver, which weighs approximately 20 pounds and operates interchangeably with current products. The TLC-II improves patient mobility, and is designed to allow patients to be discharged from the hospital while still using the VAD System;

    - the completion of the REMATCH (Randomized Evaluation of Mechanical Assistance in Congestive Heart Failure) clinical trial for the HeartMate electric LVAS for use as an alternative to medical therapy;

    - the initiation of clinical trials for the HeartMate II LVAS for use as an alternative to transplant;

    - the initiation of clinical trials for our implantable ventricular assist device, which we call the IVAD, for use in longer term bridge-to-transplant patients;

    - the education of cardiac surgeons and heart failure cardiologists as to the benefits of Thoratec's ventricular assist device products; and

    -   the regulatory approval of a therapeutic recovery indication.

    Significant market expansion opportunities could exist for us in treating the end-stage heart failure patients:

    - We estimate that there are as many as 160,000 late stage CHF patients in the United States whose cardiac recovery may potentially be facilitated by the use of the Thoratec VAD System in treating specific types of end-stage heart failure.

    - The HeartMate electric LVAS may offer an alternative to current medical therapies in treating late stage CHF patients.

    Support the European and the U.S. Market Launch of Vectra. We believe the clinical use of synthetic grafts for dialysis access is an established clinical practice. However, existing commercial graft technologies have significant shortcomings that are widely recognized. We believe the Vectra device will address some of the most significant of those shortcomings. We received FDA clearance to market and sell the Vectra in the United States in December 2000. We have established distribution partnerships for the Vectra product line, the most significant of which is Guidant. We will continue to identify and pursue opportunities for product line extensions that enhance the Vectra product offering.

    Attain Global Approval to Commercialize the Aria Coronary Artery Bypass Graft. We intend to complete Aria coronary artery bypass clinical trials and seek approvals in all major medical device markets. Through clinical trials, we expect to demonstrate the efficacy of the Aria as an option for completing the revascularization of coronary artery bypass patients. These patients' only other option may be very poor quality veins, or even no available veins at all. Therefore, our objective in these clinical trials is to show that the Aria has similar or superior patency rates as compared to poor quality veins. We believe that in as many as 20% of the 900,000 bypass surgeries performed worldwide, the unavailability of any or enough suitable vessels creates a treatment problem.

    Explore the Use of Thoralon for Additional Medical Products. Thoralon was developed for safe and effective use in long-term cardiovascular implants, with properties designed to provide:

    -   excellent blood and tissue compatibility;

    -   thromboresistance, which means resistance to blood clotting;

    -   durability; and

    -   stability.

    These properties allow Thoralon biomaterials to be configured and applied in a variety of ways and may allow its use for other medical device applications as a coating or stand-alone material. We intend to apply our biomaterials technologies to those applications where our high-value, critical care implantable medical devices are desired.

    Complete the Integration of Thoratec and Cardiosystems. We believe that the merger will result in a combined medical device company with:

    -   substantially greater resources than Thoratec as a stand-alone company;

    - a more diversified product base than that of Thoratec as a stand-alone company;

    -   an enhanced research and development and manufacturing capability;

    -   a broader international presence; and

    -   a larger sales force able to reach more hospitals and doctors.

    Continue to Explore the Acquisition of, or Partnership with, Companies that Possess Complementary Products or Technologies. We expect to leverage our expertise and technologies with other products and technologies being developed by other firms or research centers. We have established a strong direct sales presence with some of the world's largest heart centers. We believe other companies, product lines or technologies may benefit from this sales and distribution capability. We intend to pursue opportunities to acquire products or technologies that complement our products and allow us to leverage our competencies in selling and marketing, regulatory affairs and manufacturing.

    We are a California corporation. Our principal offices are located at 6035 Stoneridge Drive, Pleasanton, California 94588. Our telephone number is (925) 847-8600, and our fax number is (925) 847-8574.

                                  RISK FACTORS


    This offering and an investment in our common stock involve a high degree of risk. You should consider each of the risks and uncertainties described in this section and all of the other information in this prospectus before deciding to invest in our common stock. Our business, financial condition and results of operations could be severely harmed by any of the following risks. The trading price of our common stock could decline if any of these risks and uncertainties develop into actual events. You may lose all or part of the money you paid to buy our common stock.

WE HAVE A HISTORY OF NET LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN
PROFITABILITY.

    We were founded in 1976 and have incurred a loss from operations in all but one of the years of our existence. At the end of fiscal year 2000, our accumulated deficit was approximately $56.9 million. Cardiosystems had also accumulated a significant deficit at that time. While the combined company is expected to be cash flow positive, we anticipate that our expenses will increase as a result of increased preclinical and clinical testing, research and development and selling, general and administrative expenses. Additionally, we will incur significant costs in connection with the merger.

PHYSICIANS MAY NOT ACCEPT OR CONTINUE TO ACCEPT OUR PRODUCTS AND PRODUCTS UNDER DEVELOPMENT.

    A limited number of cardiovascular and vascular surgeons and interventional cardiologists influence medical device selection and purchase decisions for a large portion of the target cardiac patient population. In addition, physicians' acceptance of our whole-blood coagulation monitoring systems and Coumadin monitors is important to the success of those products. Accordingly, the success of our current and future products will require acceptance or continued acceptance by cardiovascular and vascular surgeons and interventional cardiologists. Such acceptance will depend on clinical results and the conclusion by these physicians that our products are safe, cost-effective and acceptable alternative methods of treatment. Our products may not provide benefits considered adequate by providers of cardiovascular and vascular treatments or a sufficient number of such providers may not use our products. Even if the safety and efficacy of our products are established, physicians may elect not to use them for a number of reasons. These reasons could include the high cost of equipment and training associated with their use or unfavorable reimbursement from health care payors.

    We have developed working relationships with cardiac surgeons and cardiologists at a number of leading medical centers in connection with developing our products. In addition, surgical teams at these medical institutions have performed clinical trials to support our applications to be filed with the FDA. A continuing working relationship with these and other physicians and medical centers will be important to the commercial acceptance of present and any future products. We may fail to maintain existing relationships and arrangements and we may fail to establish new relationships in support of our circulatory support and graft technology. Also, economic, psychological, ethical and other concerns may limit general acceptance of ventricular assist and graft devices.

WE RELY ON SPECIALIZED SUPPLIERS.

    We depend on a number of custom-designed components and materials supplied by other companies including, in some cases, single source suppliers. If we need alternative sources for key raw materials or component parts for any reason, such materials or component parts may not be available. For example, Arrow International, Inc. is currently the single source of supply for valves used in the blood pump portion of our VAD System. Sales of the VAD System accounted for substantially all of our revenue in

1998, 1999, and 2000. Cessation or interruption of sales of ventricular assist products would have a material adverse effect on our business, financial condition and results of operations.

    Alternative suppliers may not agree to supply us. In addition, we may need to obtain FDA approval before using new suppliers. The cost to evaluate and test alternative materials and components and the time necessary to obtain FDA approval for these materials and components are inherently difficult to determine because both time and cost are dependent on at least two factors, the similarity of the alternative material or component to the original material or component, and the amount of third-party testing that may have already been completed on alternative materials or components. If alternative suppliers are not available, we may not have the expertise or resources necessary to produce such materials or component parts internally. Any interruption in supply of raw materials or component parts could have a material adverse effect on our ability to manufacture products until a new source of supply is located.

WE MAY ENCOUNTER PROBLEMS MANUFACTURING OUR PRODUCTS.

    We may encounter difficulties manufacturing our products for the following reasons:

    - we do not have experience in manufacturing our products in the commercial quantities that might be required if we receive FDA approval of several or all of the products currently under development;

    - the manufacture of our products is complex and costly, involving a number of separate processes and components; and

    - certain manufacturing processes for our products are labor intensive, and achieving significant cost reductions will depend in part upon reducing the time required to complete these processes.

    In addition, manufacturers often encounter difficulties in scaling up manufacturing of new products. These difficulties include, for example:

    -   problems involving product yields, quality control and assurance;

    -   component and service availability;

    -   adequacy of control policies and procedures; and

    -   lack of qualified personnel.

    We will continue to consider whether we should internally manufacture components that are currently provided by third parties. We will also continue to consider the implementation of new production processes, some of which may require prior FDA approval. We may not be able to obtain or manufacture such products in a timely fashion at acceptable quality and prices. In addition, we may not be able to comply with the FDA's current good manufacturing practices, also called cGMP. Our suppliers and we may not be able to manufacture an adequate supply of products.

INTENSE COMPETITION COULD HARM OUR FINANCIAL PERFORMANCE.

    Competition from medical device companies and medical device subsidiaries of health care and pharmaceutical companies is intense and expected to increase. Many of our competitors have substantially greater financial, technical, distribution and marketing resources than we do. In addition, many of these competitors have significantly greater experience than we do in obtaining regulatory approvals for medical devices. Accordingly, our competitors may succeed in obtaining regulatory approval for products more rapidly than we can. Furthermore, many of these competitors have superior manufacturing capabilities, and such competitors may be able to manufacture products more efficiently and at a lower cost than we can. Our competitors may therefore offer competitive products at a lower cost than our products. Any product we develop that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, we expect that competitive factors will include the relative speeds with which we can:

    -   develop products;

    -   complete clinical testing;

    -   receive regulatory approval; and

    -   manufacture and sell commercial quantities of products.

OUR COMPETITORS MAY DEVELOP MORE EFFECTIVE PRODUCTS AND RENDER OUR PRODUCTS OBSOLETE.

    Our competitors may succeed in developing and marketing technologies and products that are more effective than ours. Any such products may render our technology and products obsolete or noncompetitive. In addition, new surgical procedures and medications could be developed that replace or reduce the importance of current procedures that use our products. Accordingly, our success will depend in part on our ability to respond quickly to medical and technological changes by developing and introducing new products, or modifying existing products.

IF WE FAIL TO OBTAIN APPROVAL FROM THE FDA AND FROM FOREIGN REGULATORY AUTHORITIES, WE CANNOT MARKET AND SELL OUR PRODUCTS UNDER DEVELOPMENT IN THE UNITED STATES AND IN OTHER COUNTRIES.

    Before we can market new products in the United States we must obtain clearance from the FDA. This process is lengthy and uncertain. In the United States, one must obtain clearance from the FDA of a 510(k) premarket notification or approval of a more extensive submission known as a premarket approval (PMA) application. If the FDA concludes that any of our products do not meet the requirements to obtain clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, then we would be required to file a PMA application. The process for a PMA application is lengthy, expensive and typically requires extensive preclinical and clinical trial data. Preclinical data may need to comply with FDA good laboratory practices.

    We may not obtain clearance of a 510(k) notification or approval of a PMA application with respect to any of our products on a timely basis, if at all. If we fail to obtain timely clearance or approval for our products, we will not be able to market and sell our products. That will limit our ability to generate revenue. We may also be required to obtain clearance of a 510(k) notification or PMA application from the FDA before we can market products that have been cleared that we have now modified or for which we wish to make new claims.

    The FDA also requires us to adhere to cGMP regulations, which include production design controls, testing, quality control, storage and documentation procedures. The FDA may at any time inspect our facilities to determine whether we have adequately complied. Compliance with cGMP regulations for medical devices is difficult and costly. In addition, we may not be found to be compliant as a result of future changes in, or interpretations of, regulations by the FDA or other regulatory agencies. If we do not achieve compliance, the FDA may withdraw marketing clearance, require product recall or take other enforcement action. Any change or modification in a device is required to be made in compliance with cGMP regulations, which may cause interruptions or delays in the marketing and sale of our products.

    Sales of our products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals from foreign countries may be longer or shorter than that required for FDA approval, and requirements for foreign licensing may differ from FDA requirements.

    The federal, state and foreign laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations and policies of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions. Enforcement actions could include product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties.

OUR INABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGIES COULD HARM OUR COMPETITIVE POSITION.

    Our success will depend, in part, on our ability to maintain the proprietary nature of our technology, products and manufacturing processes. We rely on trade secrets, know-how and patents to maintain our competitive position. We have been issued or have licensed a number of U.S. and foreign patents covering our core biomaterials technology and our graft technologies. In addition, we have filed many other U.S. and non-U.S. patent applications. Aside from the biomaterials patents mentioned above, which are utilized in Thoratec's VAD System blood pump and cannulae, and one TLC-II patent, our VAD System is not protected by any patents. We rely principally on trade secret protection and, to a lesser extent, patents to protect our rights with respect to LVAS and its reagents. We rely principally on patents to protect our coagulation equipment and skin-incision products.

    Any existing or future patent applications may not result in issued patents. In addition, current or future trade secrets, know-how or issued or licensed patents may not sufficiently protect us from competitors with similar technologies or processes. Others may independently develop proprietary technologies and processes that are the same as or substantially equivalent to ours. Any patents issued may be infringed upon or designed around by others.

    Our products may be found to infringe prior or future patents owned by others. We may need to acquire licenses under patents belonging to others for technology potentially useful or necessary, and such licenses may not be available to us. We could incur substantial costs in defending suits brought against us on such patents or in bringing suits to protect our patents or patents licensed by us against infringement.

    We received correspondence from another company alleging that our HeartMate LVAS infringes certain patent rights of that company. We believe we have meritorious defense to that claim but cannot assure that we will be successful if the matter is litigated.

SINCE WE DEPEND UPON DISTRIBUTORS, IF WE LOSE A DISTRIBUTOR OR A DISTRIBUTOR FAILS TO PERFORM, OUR OPERATION WOULD BE HARMED.

    With the exception of Canada and Europe, we sell our VAD System in foreign markets through distributors. In addition, we sell our vascular access graft products through Goodman Co. Ltd., our distributor in Japan, and through Guidant Corporation in the rest of the world. We sell the HeartMate

LVAS in foreign markets through distributors, and rely on distributors in all markets. Allegiance Healthcare is International Technidyne's U.S. distributor. Allied Healthcare's sales represented approximately 19% of Cardiosystems' consolidated revenues during 2000. To the extent we rely on distributors, our success will depend upon the efforts of others, over which we may have little control. If we lose a distributor or a distributor fails to perform, our revenues will be adversely affected.

SINCE WE DEPEND ON THIRD PARTY REIMBURSEMENT TO OUR CUSTOMERS, IF THIRD PARTY PAYORS FAIL TO PROVIDE APPROPRIATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCTS, OUR OPERATION WOULD BE HARMED.

    Significant uncertainty exists as to the reimbursement status of newly-approved health care products such as the VAD System, vascular grafts and the HeartMate LVAS. Government and other third party payors are increasingly attempting to contain health care costs. Payors are attempting to contain costs by, for example, limiting coverage and the level of reimbursement of new therapeutic products. Payors are also attempting to contain costs by refusing in some cases to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval.

    To date, some private insurers, Medicare and Medicaid have determined to reimburse the costs of the VAD System and the HeartMate LVAS. These Systems may not continue to be approved for reimbursement. In addition, changes in the health care system may affect the reimbursability of future products. If we fail to obtain such reimbursement or if the reimbursement levels are reduced, our revenues would be reduced.

PRODUCT LIABILITY CLAIMS COULD DAMAGE OUR REPUTATION AND HURT OUR FINANCIAL RESULTS.

    Our business exposes us to an inherent risk of potential product liability claims related to the manufacturing, marketing and sale of human medical devices. We maintain only a limited amount of product liability insurance. We also maintain general commercial and property insurance. Our insurance policies generally must be renewed on an annual basis. We may not be able to maintain or increase such insurance on acceptable terms or at reasonable costs, and such insurance may not provide us with adequate coverage against potential liabilities. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our financial condition and results of operations. Claims against us, regardless of their merit or potential outcome, may also reduce our ability to obtain physician endorsement of our products or expand our business.

OUR NON-U.S. SALES PRESENT SPECIAL RISKS.

    During 2000, sales originating outside the United States and U.S. export sales accounted for approximately 18% of Thoratec's total revenues and 16% of Cardiosystems' total revenues. We anticipate that sales outside the United States and U.S. export sales will continue to account for a significant percentage of our revenues. We hope to continue to expand our presence in international markets. Non-U.S. sales are subject to a number of special risks. For example, agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system, foreign customers may have longer payment cycles, foreign countries may impose additional withholding taxes or otherwise tax Thoratec's or Cardiosystems' foreign income, impose tariffs or adopt other restrictions on foreign trade, U.S. export licenses may be difficult to obtain, intellectual property may be more difficult to enforce in foreign countries, and fluctuations in exchange rates may affect product demand and adversely affect the profitability, in U.S. dollars, of products sold in foreign markets where payments are made in local currencies.

ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF HAZARDOUS CHEMICALS AND BIOMATERIALS COULD BE TIME CONSUMING AND COSTLY.

    Producing our proprietary biomaterial, Thoralon, requires the use of hazardous materials, including chemicals and biomaterials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials.

    We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

OUR STOCK PRICE HAS BEEN VOLATILE, IS LIKELY TO CONTINUE TO BE VOLATILE, AND COULD DECLINE SUBSTANTIALLY.

    The price of our common stock has been, and is likely to continue to be, highly volatile. The price of our common stock could fluctuate significantly for the following reasons:

    -   future announcements concerning us or our competitors;

    -   quarterly variations in operating results;

    - introduction of new products or changes in product pricing policies by us or our competitors;

    - acquisition or loss of significant customers, distributors and suppliers;

    -   changes in earnings estimates by analysts;

    -   changes in third party reimbursement practices;

    -   regulatory developments; or

    -   fluctuations in the economy or general market conditions.

    In addition, stock markets in general, and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years which have frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our stock may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

    In the past, shareholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a shareholder files a securities class action suit against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Future sales of substantial amounts of our stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our stock. For example, Thermo Electron owns approximately 19 million shares and twenty-five percent of those shares will be eligible for sale starting June 14, 2001.

THE OCCURRENCE OF A CATASTROPHIC DISASTER COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT, WHICH WOULD REQUIRE US TO CEASE OR CURTAIL OPERATIONS.

    We are vulnerable to damage from various types of disasters, including earthquake, fire, flood, power loss, communications failures and similar events. For example, in October 1989 a major earthquake that caused significant property damage and a number of fatalities struck near the area in which our Pleasanton facility is located. If any disaster were to occur, we may not be able to operate our business at our facilities. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

WE DO NOT ANTICIPATE PAYING DIVIDENDS.

    We intend to retain all of our earnings for the future operation and expansion of our business. We do not anticipate paying cash dividends on our common stock at any time in the foreseeable future.

WE WILL FACE SIGNIFICANT CHALLENGES IN INTEGRATING CARDIOSYSTEMS AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.

    Thoratec and Cardiosystems have different technologies, products and business operations that have operated independently. The combination of these businesses is complex and difficult. We are uncertain that the integration will be completed in a timely manner. If we fail to integrate the businesses successfully, the operating results of the combined company could be adversely affected and the combined company may not achieve the benefits or operating efficiencies that we hope to obtain from the merger. The uncertainty of whether Thoratec and Cardiosystems employees will remain with the combined company during the integration process may also affect the business operations of each company. Thoratec may not be able to retain enough key employees for the combined company to operate its business effectively during the period after the merger. We do not yet know that the products, systems and personnel of the two companies will be fully compatible.

THE COSTS OF COMPLETING INTEGRATION ARE SUBSTANTIAL, AND WILL AFFECT OUR OPERATIONS.

    Integrating Thoratec and Cardiosystems will result in substantial costs. These, primarily, are costs associated with combining the businesses of the two companies and the fees of financial advisors, attorneys, consultants and accountants. Unanticipated events could increase the costs of combining the two companies. In any event, the costs associated with the merger will negatively affect our results of operations for at least a year after the merger is completed.

IF THORATEC DOES NOT SUCCESSFULLY INTEGRATE CARDIOSYSTEMS OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF INVESTORS OR FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF THORATEC STOCK MAY DECLINE.

    The market price of our stock may decline as a result of the merger for any of the following reasons, among others:

    - the integration of Thoratec and Cardiosystems is not completed in a timely and efficient manner

    - Thoratec does not achieve the benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts

    - significant numbers of our shareholders may dispose of their shares after the merger.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE US TO LOSE KEY PERSONNEL.

    Current and prospective employees may experience uncertainty about their future roles with us after the merger. This uncertainty may adversely affect our ability to retain key management, sales, marketing and technical personnel. In addition, our ability to successfully integrate the two companies may be adversely affected if a significant number of key personnel depart after the merger.

THE MERGER WILL HAVE A NEGATIVE IMPACT ON PROFITABILITY.

    As a result of the merger, Thoratec incurred a noncash "in process research and development" expense of $76.9 million in the first quarter of 2001 and also incurred transaction related expenses of $5.8 million. In addition, as a result of the merger, Thoratec recognized goodwill of $102 million that will be amortized over 20 years pending adoption of new rules related to business combinations by the Financial Accounting Standards Board. Additional noncash intangible assets of $209.6 million will be amortized over periods ranging from 6 to 20 years. This amortization will result in a non-cash expense that will reduce any reported operating profit during the amortization period.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of 4,828,240 shares by Thermo Electron.

                                 DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth.

                               SELLING SHAREHOLDER

    Other than its ownership of our securities pursuant to the following agreements, Thermo has not had any material relationship with us within the past three years:

MERGER AGREEMENT

    On October 3, 2000, an Agreement and Plan of Merger by and among Thoratec, Lightning Acquisition Corp., our wholly owned subsidiary, Cardiosystems and Thermo, the majority shareholder of Cardiosystems, was executed. Pursuant to this agreement, each share of Cardiosystems common stock outstanding immediately prior to the merger was converted into the right to receive a fraction of a share of our common stock. In the merger, we issued approximately 32,226,074 shares of our common stock, of which 19,312,959 were issued to Thermo.

REGISTRATION RIGHTS AGREEMENT

    The shares of our common stock issued in the merger to Thermo and other affiliates of Cardiosystems are subject to certain limitations on resale pursuant to Rules 144 and 145 as promulgated under the Securities Act, and are not freely transferable. Under a Registration Rights Agreement, dated October 3, 2000, we agreed to register for resale the following amounts of our stock issued to Thermo in the merger:

    (i) 4,828,240 shares (approximately 25% of Thermo's shares) on or before June 14, 2001,

    (ii) an additional 4,828,240 shares before February 14, 2002, and

    (iii) the remainder of the shares before August 14, 2002.

    This prospectus is part of a registration statement that covers the shares issued to Thermo which must be registered before June 14, 2001.

    In addition, we granted Thermo piggy-back registration rights in the event that we file a registration statement under the Securities Act.

    Under the Registration Rights Agreement, we agreed to indemnify Thermo against certain liabilities arising under the Securities Act. We are required to reimburse Thermo for certain expenses they incur in investigating or defending against claims based upon untrue statements (or alleged untrue statements) or omissions (or alleged omissions) of material facts concerning us in this prospectus. In addition, we are required to indemnify Thermo against certain claims based on violations (or alleged violations) by us of the Securities Act in connection with this registration.

SHAREHOLDER AGREEMENT

        On October 3, 2000 we entered into a Shareholder Agreement with Thermo and Cardiosystems pursuant to which Thermo has the right to be represented on our Board of Directors and pursuant to which Thermo agreed to certain restrictions in respect of our common stock issued pursuant to the merger agreement. For example, Thermo agreed:

        - not to directly or indirectly acquire voting securities of our company, other than those issued in the merger, excluding those securities which may be acquired by way of a dividend, stock split or recapitalization;

        - not to sell, transfer, pledge or otherwise encumber the shares acquired in the merger except under a registration statement or an exemption from such registration;

        -  not to sell shares acquired in the merger prior to June 14, 2001;

        - not to sell more than 25% of the shares acquired in the merger prior to February 14, 2002;

        - not to sell more than 50% of the shares acquired in the merger prior to August 14, 2002;

        - until the termination of the agreement, to irrevocably and unconditionally ensure that our shares which are beneficially held by Thermo or its affiliates will be counted as present, in person or by proxy, at any meeting of our company for the purposes of establishing and maintaining a quorum; and

        - that neither it nor any affiliates will deposit our shares beneficially held by them in a voting trust or subject such shares to any voting agreements or arrangements except in a limited circumstance.

HOLDINGS OF THE SELLING SHAREHOLDER

    The following table sets forth information regarding beneficial ownership of our common stock by Thermo as of May 14, 2001 and information regarding common stock to be sold by Thermo. Because Thermo may sell some or all of the shares of common stock offered in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock offered by this prospectus, we cannot provide an estimate of the actual amount of shares of common stock that Thermo will hold after completion of a distribution. See "Plan of Distribution".

                                       COMMON STOCK                           COMMON STOCK
                                    BENEFICIALLY OWNED                     BENEFICIALLY OWNED
                                    PRIOR TO OFFERING        COMMON          AFTER OFFERING
                                 ------------------------     STOCK     -----------------------
                                   NUMBER      PERCENT(1)  TO BE SOLD     NUMBER     PERCENT(1)
                                 ----------    ----------  ----------   ----------   ----------
Thermo Electron Corporation      19,418,334      35.57%     4,828,240   14,590,094     26.72%
81 Wyman Street
Waltham, MA 02454


----------

(1) Applicable percentage of ownership is based on 54,593,899 shares of Common Stock outstanding as of May 14, 2001.


                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 2,500,000 shares of preferred stock, no par value.

COMMON STOCK

    Holders of common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Subject to the preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding shares of preferred stock. The holders of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designated and issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized, without shareholder approval, to issue up to 2,500,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to, or imposed upon, any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. At the closing of the offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

PROVISIONS OF ARTICLES OF INCORPORATION AFFECTING SHAREHOLDERS

    The existence of the authorized but unissued preferred stock could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. This may discourage another person or entity from making a tender offer for the common stock, including offers at a premium over the market price of the common stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the shareholders to be presented for shareholder consideration.

    We have also included in our Articles of Incorporation provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the California Corporations Code and to indemnify our directors and officers to the fullest extent permitted by Section 317 of the California Corporations Code.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.


                              PLAN OF DISTRIBUTION

    The shares of our common stock being offered in this prospectus were originally issued to Thermo in connection with the merger of Cardiosystems. The shares issued to Thermo in the merger were included in a registration statement (Registration No. 333-49120) that covered all the shares issued to shareholders of Cardiosystems. In accordance with the Registration Rights Agreement, we have filed a registration statement on Form S-3 with the SEC to register for resale up to 4,828,240 shares of our common stock. In addition, the registration statement covers an indeterminate number of additional shares of our common stock as may from time to time become issuable as a result of any stock split, stock dividend, recapitalization, combination, merger, consolidation, distribution or other similar transactions with respect to such 4,828,240 shares. This prospectus forms a part of the registration statement.

    Under the Registration Rights Agreement, Thermo is entitled to offer and sell shares of our common stock under this prospectus only at such times as the registration statement is effective (and we have not advised Thermo to suspend trading). We have agreed to use reasonable commercial efforts to keep the registration statement effective until the earlier of the expiration of this registration or all shares of our common stock offered in this prospectus have been sold.

    Subject to the requirements of the Registration Rights Agreement, the shares of our common stock offered in this prospectus may be offered and sold from time to time by Thermo. Such offers and sales may be made from time to time on a stock exchange, market or trading facility on which the securities are traded, including the Nasdaq National Market, or in privately negotiated transactions. These sales may be at prices and on terms prevailing in the market, at prices related to the market price of our common stock or at negotiated prices. Thermo may use any one or more of the following methods when selling the securities:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - a special offering, an exchange distribution or a secondary distribution in accordance with the rules of the relevant exchange;

    -   privately negotiated transactions;

    - agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

    - purchases by one or more underwriters followed by a resale of such shares by the underwriter or underwriters;

    - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities;

    -   by pledge to secure debts and other obligations;

    -   short sales;

    -   in hedge transactions and in settlement of other transactions;

    - through the writing of options on the securities, whether or not the options are listed on an options exchange;

    -   a combination of any such methods of sale; and

    -   any other method permitted by law.

    Thermo may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    Broker-dealers engaged by Thermo may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Thermo does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    Thermo and any broker-dealers, underwriters or agents that are involved in selling the securities may be considered to be "underwriters" within the meaning of the Securities Act in connection with such sales. If so, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

    In order to comply with the securities laws of some states, the securities must be offered or sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be offered or sold unless they have been registered or qualified for sale in that particular state or unless an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by Thermo.

    Thermo will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities by it. Under the terms of the Registration Rights Agreement, we paid the expenses of the preparation of this prospectus and will also bear the expense of maintaining the effectiveness of the registration statement of which this prospectus forms a part.


                                  LEGAL MATTERS

    Heller Ehrman White & McAuliffe LLP, Menlo Park, California will pass on the validity of the common stock offered by this prospectus for us.

                                     EXPERTS

    The consolidated financial statements of Thoratec incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 30, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Cardiosystems incorporated in this prospectus by reference from the current report on Form 8-K of Thoratec filed on February 28, 2001 and amended March 30, 2001, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549, and at the SEC's public reference rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. Our SEC filings are also available to the public on the SEC's Website at HTTP://WWW.SEC.GOV.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

    (1) Annual Report on Form 10-K for the fiscal year ended December 30, 2000;

    (2) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
        2001;

    (2) The following reports on Form 8-K:

        (a) Form 8-K (File No. 033-72502), filed with the SEC on February 28, 2001; and

        (b) Form 8-K/A (File No. 033-72502), filed with the SEC on March 30,
            2001.


    You may request a copy of these filings at no cost, by writing or telephoning at the following address:

                              Thoratec Corporation
                               Investor Relations
                              6035 Stoneridge Drive
                          Pleasanton, California 94588
                                 (925) 847-8600

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee......................................            $12,234
NASD Filing Fee...........................................                  0
Nasdaq National Market Listing Fee........................                  0
Transfer Agent and Registrant Fees........................              5,000
Accounting Fees and Expenses..............................             10,000
Legal Fees and Expenses...................................             10,000
Printing and Engraving....................................              5,000
Miscellaneous.............................................              5,000
                                                                      -------
        TOTAL.............................................            $47,234

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation provides that, to the fullest extent permitted by California law, none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any other provision of law. However, a director shall be liable to the extent required by law (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

    We entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future director. Generally, these agreements attempt to provide the maximum protection permitted by California law with respect to indemnification. The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. For directors, such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will not receive indemnification if the director is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. We have also entered into similar agreements with certain of our officers and top management personnel who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law with respect to indemnification of directors and officers.

    The effect of these provisions would be to permit such indemnification by us for liabilities arising under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

    (a) Exhibits and Index of Exhibits

     EXHIBIT
     NUMBER                                EXHIBIT
     -------                               -------
      5.1         Opinion of Heller Ehrman White & McAuliffe LLP

     10.1         Agreement and plan of merger by and among Thoratec
                  Laboratories Corporation (since renamed Thoratec Corporation),
                  Lightening Acquisition Corporation, Thermo Cardiosystems, Inc, and Thermo Electron Corporation dated October 3, 2000.(1)

     10.2         Registration Rights Agreement by and between Thoratec
                  Laboratories Corporation (since renamed to Thoratec
                  Corporation) and Thermo Electron Corporation dated October 3,
                  2000.(1)

     10.3         Shareholders Agreement by and between Thoratec Laboratories
                  Corporation (since renamed to Thoratec Corporation) and Thermo
                  Electron Corporation dated October 3, 2001.(1)

     23.1         Independent Auditors' Consent -- Deloitte & Touche LLP.

     23.2         Independent Auditors' Consent -- Arthur Andersen LLP

     23.2 Consent of Heller Ehrman White & McAuliffe LLP (contained in exhibit 5.1).

     24           Power of Attorney -- Reference is made to page II-4 hereof.

----------------

(1) Filed as an Annex to our Registration on form S-4 filed with the SEC on December 29, 2000 (Registration No. 333-49120).

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on May 17, 2001.

                                      Thoratec Corporation




                                      By: /s/ D.  Keith Grossman
                                          --------------------------------------
                                          D. Keith Grossman
                                          President and Chief Executive Officer



                                POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints D. Keith Grossman and Cheryl D. Hess, and each of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a "Rule 462(b) registration statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement or any Rule 462(b) registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                              Title                            Date
----------------------------------      -----------------------------      ------------------------
      /s/ D. Keith Grossman             Chief Executive Officer,                May 14, 2001
----------------------------------      President and Director
        D. Keith Grossman

       /s/ Howard E. Chase              Director                                May 14, 2001
----------------------------------
         Howard E. Chase

       /s/ J. Daniel Cole               Director                                May 14, 2001
----------------------------------
         J. Daniel Cole

       /s/ J. Donald Hill               Director and Chairman of the            May 14, 2001
----------------------------------      Board of Directors
         J. Donald Hill

    /s/ William M. Hitchcock            Director                                May 14, 2001
----------------------------------
      William M. Hitchcock

   /s/ George W. Holbrook, Jr.          Director                                May 14, 2001
----------------------------------
     George W. Holbrook, Jr.

     /s/ Theo Melas-Kyriazi             Director                                May 14, 2001
----------------------------------
       Theo Melas-Kyriazi


      /s/ Daniel M. Mulvena             Director                                May 14, 2001
----------------------------------
        Daniel M. Mulvena

       /s/ Cheryl D. Hess               Chief Financial Officer,                May 14, 2001
----------------------------------      Vice President and Secretary
         Cheryl D. Hess                 (Principal Financial and
                                        Accounting Officer)

                                  EXHIBIT INDEX



     EXHIBIT NO.                        DESCRIPTION
     -----------                        -----------
        5.1         Opinion of Heller Ehrman White & McAuliffe LLP

       10.1         Agreement and plan of merger by and among Thoratec
                    Laboratories Corporation (since renamed Thoratec
                    Corporation), Lightening Acquisition Corporation, Thermo
                    Cardiosystems, Inc, and Thermo Electron Corporation dated
                    October 3, 2000.(1)

       10.2         Registration Rights Agreement by and between Thoratec
                    Laboratories Corporation (since renamed to Thoratec
                    Corporation) and Thermo Electron Corporation dated October
                    3, 2000.(1)

       10.3         Shareholders Agreement by and between Thoratec Laboratories
                    Corporation (since renamed to Thoratec Corporation) and
                    Thermo Electron Corporation dated October 3, 2001.(1)

       23.1         Independent Auditors' Consent -- Deloitte & Touche LLP.

       23.2         Independent Auditors' Consent -- Arthur Andersen LLP

       23.2 Consent of Heller Ehrman White & McAuliffe LLP (contained in exhibit 5.1).

       24           Power of Attorney -- Reference is made to page II-4 hereof.

----------------

(1) Filed as an Annex to our Registration on form S-4 filed with the SEC on December 29, 2000 (Registration No. 333-49120).